Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-173182) pertaining to The Pearson PLC Employee Stock Purchase Plan, The Pearson Annual Bonus Share Matching Plan and The Pearson Long Term Incentive Plan, and

2.

Registration Statement (Form S-8 No. 333-251210) pertaining to The Pearson plc Employee Stock Purchase Plan, The Pearson Long Term Incentive Plan (2011), The Pearson Long Term Incentive Plan (2020), and The Pearson Management Incentive Plan;

of our reports dated March 31, 2023, with respect to the consolidated financial statements of Pearson plc and the effectiveness of internal control over financial reporting of Pearson plc included in this Annual Report (Form 20-F) of Pearson plc for the year ended December 31, 2022.

/s/ Ernst & Young LLP
London, United Kingdom
March 31, 2023